Exhibit 99.1


BorgWarner Inc.

Regulation G GAAP Reconciliation
April 22, 2003 Press Release
Consolidated Statements of Operations (Unaudited)




EBITDA represents earnings before interest expense, income taxes, minority interest, and depreciation and amortization. EBITDA is presented herein because it enhances an investor's understanding of our ability to satisfy principal and interest obligations with respect to our indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used for internal analysis and as a basis for several financial covenants. EBITDA should not be considered as an alternative to net earnings (loss), income (loss) before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. EBITDA may not be comparable to similarly titled measures used by other entities. A table reconciling EBITDA to net earnings before cumulative effect of accounting change for the quarters ended March 31, 2003 and 2002 follows (in millions):



                                        Three Months Ended
                                             March 31,
                                        2003           2002
                                     ---------         -----
Net earnings before cumulative
  effect of accounting change           $44.2          $31.5
Interest expense and finance charges      9.0            9.8
Provision for income taxes               18.9           16.3
Minority interest, net of tax             2.2            1.5
Depreciation and amortization            37.5           33.5
                                        -----          -----
    EBITDA                              $111.8        $ 92.6
                                        =====          =====